                                                                    Exhibit 99.4


                                                           FOR IMMEDIATE RELEASE


                      YAHOO! ACQUIRES ONLINE ANYWHERE;
            ENABLES USERS TO GET THEIR YAHOO! ANYWHERE, ANYTIME


     SANTA CLARA, CALIF. -- JUNE 2, 1999 -- Yahoo! Inc. (Nasdaq: YHOO) today announced it has acquired Online Anywhere, a leading provider of Web delivery solutions for non-PC appliances. Online Anywhere's services will enable Yahoo!-Registered Trademark- content and services to be easily delivered to a wide array of non-PC devices, including TV-based Internet appliances, personal digital assistants (PDAs), and wireless devices such as pagers and data phones. Online Anywhere supports Yahoo!'s strategy to make Yahoo!'s popular Web content and services available from any information appliance beyond the desktop. In addition, Online Anywhere further extends the powerful distribution opportunities Yahoo! provides to its substantial base of content, communications and commerce partners, by making their services available on a wide array of devices. The acquisition, which is an all-stock transaction that is being accounted for as a pooling of interests, is valued at approximately $80 million.

     "Online Anywhere is consistent with our Yahoo! Everywhere-TM- strategy. With Online Anywhere's talented team and their industry-leading device solutions, we've acquired the best in the business to ensure that consumers can get their Yahoo! anywhere, anytime," said Tim Koogle, Yahoo!'s chairman and chief executive officer. "This acquisition and the emerging market for non-PC devices over the next couple years, positions Yahoo! to again anticipate and meet the needs of our tremendous consumer base, while extending the distribution platform we offer our hundreds of content, communications and commerce partners."

     In April 1999, Yahoo! entered an agreement with Online Anywhere to employ its Author Once, View Anywhere-TM- service to format Yahoo!'s Web content and services for display on non-PC devices. The Online Anywhere service will allow Yahoo! users worldwide to access Yahoo! content and services on TV-based Internet appliances such as WebTV and NCI devices, as well as from PDAs such as the Palm III and Palm-sized PC devices. Yahoo! also plans to optimize its content and services on a variety of information appliances, including other PDAs and wireless devices such as pagers and data phones.

     "Online Anywhere has developed solutions to quickly and cost-effectively deliver Web content and services to a wide range of non-PC devices," said Mohan Vishwanath, CEO, Online Anywhere. "This acquisition by one of the world's leading Internet media companies presents an outstanding opportunity for us to provide users access to the best of the Web whenever and wherever they want it through their device of choice."

     Online Anywhere was founded in 1997 by three seasoned technologists and former college roommates. The company's Author Once, View Anywhere solution automatically reformats and delivers HTML Web pages to non-PC devices. The company's patent-pending FlashMap technology automatically converts content that has been formatted for PCs to formats appropriate for various devices, eliminating the need for content providers to develop, maintain, and store separate Web pages for each device. Online Anywhere's open solutions give the content provider the flexibility to support a broad range of devices, browsers and markup languages.


                                   - MORE -

                                          YAHOO! ACQUIRES ONLINE ANYWHERE/PAGE 2


ABOUT YAHOO!

     Yahoo! Inc. (Nasdaq: YHOO) is a global Internet media company that offers a branded network of comprehensive information, communication and shopping services to 60 million users worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company's global Web network includes 18 world properties. Yahoo! has offices in Europe, the Asia Pacific, South America, Canada and the United States, and is headquartered in Santa Clara, Calif.

     This announcement contains forward-looking statements that involve risks and uncertainties including the ability to successfully integrate the two companies, and to realize the synergies and other perceived advantages resulting from this acquisition, including Yahoo!'s ability to grow its user and advertiser bases and to achieve expectations for anticipated financial results based on the combined entity. More information about potential factors that could affect Yahoo!'s ability to make this acquisition successful and continue to grow the business are included in Yahoo!'s Annual Report on Form 10-K for the year ended Dec. 31, 1998, as amended, and Yahoo!'s quarterly report on Form 10-Q for the three-months ended March 31, 1999 including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition," and "Proprietary Rights," which are on file with the Securities and Exchange Commission. In addition, information about this transaction will be included in a Form S-3 to be filed with the Securities and Exchange Commission (http://www.sec.gov).


                                     # # #


 Yahoo!, the Yahoo! logo, Yahoo! Everywhere and Author Once, View Anywhere are trademarks and/or registered trademarks of Yahoo! Inc.
        All other names are trademarks and/or registered trademarks of their respective owners.


PRESS CONTACTS:
Blaise Simpson, NRW PR, (650) 827-7065, blaise@nrwpr.com
Diane Hunt, Yahoo! Inc., (408) 731-3441, diane@yahoo-inc.com